Exhibit 25.1

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM T-1

STATEMENT OF ELIGIBILITY

UNDER THE TRUST INDENTURE ACT OF 1939 OF A

CORPORATION DESIGNATED TO ACT AS TRUSTEE

☐	CHECK IF AN APPLICATION TO DETERMINE ELIGIBILITY OF A TRUSTEE PURSUANT TO SECTION 305(b) (2)

WELLS FARGO BANK, NATIONAL ASSOCIATION

(Exact name of trustee as specified in its charter)

A National Banking Association	94-1347393
(Jurisdiction of incorporation or	(I.R.S. Employer
organization if not a U.S. national	Identification No.)
bank)

101 North Phillips Avenue
Sioux Falls, SD	57104
(Address of principal executive offices)	(Zip code)

Wells Fargo & Company

Law Department, Trust Section

MAC N9305-175

Sixth Street and Marquette Avenue, 17th Floor

Minneapolis, Minnesota 55479

(612) 667-4608

(Name, address and telephone number of agent for service)

Chase Auto Owner Trust 2005-B

(Exact name of obligor as specified in its charter)

Delaware	Applied For
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

c/o Wilmington Trust Company
1100 North Market Street
Wilmington, DE	19890
(Address of principal executive offices)	(Zip code)

Asset Backed Notes of Chase Auto Owner Trust 2005-B

(Title of Indenture Securities)

Item 1. General Information. Furnish the following information as to the trustee:

(a)	Name and address of each examining or supervising authority to which it is subject.

Comptroller of the Currency

Treasury Department

Washington, D.C.

Federal Deposit Insurance Corporation

Washington, D.C.

Federal Reserve Bank of San Francisco

San Francisco, California 94120

(b)	Whether it is authorized to exercise corporate trust powers.

The trustee is authorized to exercise corporate trust powers.

Item 2. Affiliations with Obligor. If the obligor is an affiliate of the trustee, describe each such affiliation.

None with respect to the trustee.

No responses are included for Items 3-14 of this Form T-1 because the obligor is not in default as provided under Item 13.

Item 15. Foreign Trustee. Not applicable.

Item 16. List of Exhibits. List below all exhibits filed as a part of this Statement of Eligibility.

Exhibit 1.	A copy of the Articles of Association of the trustee now in effect.

Exhibit 2.	A copy of the Comptroller of the Currency Certificate of Corporate Existence for Wells Fargo Bank, National Association, dated October 27, 2004

Exhibit 3.	A copy of the authorization of the trustee to exercise corporate trust powers. A copy of the Comptroller of the Currency Certificate of Corporate Existence (with Fiduciary Powers) for Wells Fargo Bank, National Association, dated March 2, 2004.

Exhibit 4.	Copy of By-laws of the trustee as now in effect.

Exhibit 5.	Not applicable.

Exhibit 6.	The consent of the trustee required by Section 321(b) of the Act.

Exhibit 7.	A copy of the latest report of condition of the trustee published pursuant to law or the requirements of its supervising or examining authority.

Exhibit 8.	Not applicable.

Exhibit 9.	Not applicable.

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, the trustee, Wells Fargo Bank, National Association, a national banking association organized and existing under the laws of the United States of America, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of Minneapolis and State of Minnesota on the 10th day of November, 2005.

WELLS FARGO BANK, NATIONAL ASSOCIATION

/s/ Cory Branden
Cory Branden
Vice President

EXHIBIT 1

WELLS FARGO BANK, NATIONAL ASSOCIATION

ARTICLES OF ASSOCIATION

EFFECTIVE OCTOBER 30, 1998

ARTICLE I - NAME

The title of the Association shall be WELLS FARGO BANK, NATIONAL ASSOCIATION.

ARTICLE II - OFFICES

1. Main Office. The main office of the Association shall be in the City and County of San Francisco, State of California. The Board of Directors shall have the power to change the location of the main office to any other place within the City and County of San Francisco, State of California, without the approval of the stockholders, but subject to the approval of the Comptroller of the Currency.

2. Branch Offices. The Board of Directors shall have the power to establish or change the location of any branch or branches of the Association to any other location, without the approval of the stockholders but subject to the approval of the Comptroller of the Currency.

3. Conduct of Business. The general business of the Association shall be conducted at its main office and its branches.

ARTICLE III - BOARD OF DIRECTORS

1. Number; Vacancy. The Board of Directors of the Association shall consist of not less than five nor more than twenty-five persons, the exact number of Directors within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the stockholders at any annual or special meeting thereof. Unless otherwise provided by the laws of the United States, any vacancy in the Board of Directors for any reason, including an increase in the number thereof, may be filled by action of the Board of Directors.

2. Appointment of Officers. The Board of Directors shall appoint one of its members as the President of the Association. The President shall also be the Chairman of the Board unless the Board of Directors appoints another Director to be the Chairman of the Board. The Board of Directors shall have the power to appoint or to determine the manner of appointing the other officers of the Association.

3. Powers. The Board of Directors shall have the power to define or to determine the manner of defining the duties of the officers and employees of the Association; to fix or to determine the manner of fixing the salaries to be paid to them; to dismiss or to determine the manner of dismissing them; to require bonds from them and to fix the penalty thereof; to regulate the manner in which any increase of the capital of the Association shall be made; to manage and administer the business and affairs of the Association; to make all By-Laws that it may be lawful for the Board of Directors to make; and generally to do and perform all acts that it may be legal for a Board of Directors to do and perform.

ARTICLE IV - MEETINGS OF STOCKHOLDERS

1. Annual Meeting. The annual meeting of the stockholders for the election of Directors and the transaction of whatever other business may be brought before said meeting shall be held at the main office or such other place as the Board of Directors may designate, on the day of each year specified therefor in the By-Laws, but if no election is held on that day, it may be held on any subsequent day according to the provisions of law; and all elections shall be held according to such lawful regulations as may be prescribed by the Board of Directors.

2. Special Meetings. Special meetings of the stockholders of this Association unless otherwise regulated by statute, for any purpose or purposes whatsoever, may be called at any time by the Board of Directors, the chief executive officer or by one or more stockholders holding not less than one-fifth of the voting power of the Association.

3. Notice of Meetings. Unless otherwise regulated by statute, a notice of the time, place and purpose of every annual and special meeting of the stockholders shall be given by first-class mail, postage prepaid, mailed at least ten days prior to the date of such meeting to each stockholder of record at his address as shown upon the books of the Association.

4. Written Consents. Unless otherwise regulated by statute, any action required or permitted to be taken by the stockholders may be taken without a meeting, if all stockholders shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the stockholders. Such action by written consent shall have the same force and effect as the unanimous vote of the stockholders.

ARTICLE V - INDEMNITY

Any person, his heirs, executors, or administrators, may be indemnified or reimbursed by the Association for reasonable expenses actually incurred in connection with any action, suit, or proceeding, civil or criminal, to which he or they shall be made a party by reason or his being or having been a Director, officer, or employee of the Association or of any firm, corporation, or organization which he served in any such capacity at the request of the Association: Provided, however, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding as to which he shall finally be adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties to the Association: And, provided further, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been made the subject of a compromise settlement except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of the Capital Stock of the Association, or the Board of Directors, acting by vote of Directors not parties to the same or substantially the same action, suit, or proceeding, constituting a majority of the entire number of Directors. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such person, his heirs, executors, or administrators, may be entitled as a matter of law. The Association may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its Directors, officers, or employees.

ARTICLE VI - CAPITAL

1. Capitalization. The Association is authorized to issue a total of 112,200,000 shares of common stock (the “Common Stock”) and 1,225,000 shares of preferred stock. The aggregate par value of all the shares of Common Stock which the Association shall be authorized to issue shall be $1,122,000,000, and the par value of each share of Common Stock which the Association shall be authorized to issue shall be

Ten Dollars ($10.00). The aggregate par value of all the shares of preferred stock which the Association shall be authorized to issue shall be $12,250, and the par value of each share of preferred stock which the Association shall be authorized to issue shall be One Cent ($0.01).

2. Voting Rights. Each holder of Common Stock shall be entitled to vote on all matters, one vote for each share of Common Stock held by him, provided that, in all elections of Directors, each holder of Common Stock shall have the right to vote the shares allocated to the number of shares owned by him for as many persons as there are Directors to be elected, or to cumulate such votes and give one candidate as many votes as the number of Directors to be elected multiplied by the number of votes allocable to his share shall equal, or to distribute such votes on the same principle among as many candidates as he shall think fit.

3. Debt Obligations. The Association, at any time and from time to time, may authorize the issue of debt obligations, whether or not subordinated, without the approval of the stockholders.

4. Preferred Stock, Series A.

A. Designation. 1,225,000 shares of the preferred stock of the Association are designated as 7 3/4% Noncumulative Preferred Stock, Series A (hereinafter referred to as the “Series A Preferred Shares” or the “Series”). The Series A Preferred Shares shall have a liquidation preference of $1,000 per share (the “Liquidation Preference”). The number of authorized Series A Preferred Shares may be reduced by further resolution duly adopted by the Board of Directors of the Association (the “Board”) and by the filing of articles of amendment stating that such reduction has been so authorized. The number of authorized shares of this Series shall not be increased.

B. Dividends. (a) Dividends on the Series A Preferred Shares shall be payable at a rate of 7 3/4% of the Liquidation Preference per annum, if, when and as declared by the Board out of assets of the Association legally available therefor. If declared, dividends on the Series A Preferred Shares shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (a “Dividend Date”), commencing on the first Dividend Date after the Time of Exchange (as defined below). Dividends will accrue from the first day of the fiscal quarter ending on each Dividend Date (each a “Dividend Period”), whether or not declared or paid for the prior Dividend Period. Each declared dividend shall be payable to the holder of record of the Series A Preferred Shares as it appears at the close of business on the stock register of the Association on such record date, not exceeding 45 days preceding the payment date thereof, as shall be fixed by the Board.

(b) If the Board fails to declare a dividend on the Series A Preferred Shares for any Dividend Period, then the holder of the Series A Preferred Shares will have no right to receive a dividend on such shares for that Dividend Period, and the Association will have no obligation to pay a dividend for that Dividend Period, whether or not dividends are declared and paid for any future Dividend Period with respect to either the Series A Preferred Shares or the Common Stock of the Association.

(c) If full dividends on the Series A Preferred Shares for any Dividend Period shall not have been declared and paid, or declared and a sum sufficient for the payment thereof shall not have been set apart for such payment, no dividends shall be declared or paid or set aside for payment and no other distribution shall be declared or made or set aside for payment upon the Common Stock or any other capital stock of the Association ranking junior to or on a parity with the Series A Preferred Shares as to dividends or amounts upon liquidation, nor shall any Common Stock or any other capital stock of the Association ranking junior to or on a parity with the Series A Preferred Shares as to dividends or amounts upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such stock) by the Association (except by conversion into or exchange for other capital stock of the Association ranking junior to the Series A Preferred Shares as to dividends and amounts upon liquidation), until such time as dividends on all outstanding Series A Preferred Shares have been (i) declared and paid declared for three consecutive Dividend Periods and (ii) declared and paid or declared and a sum sufficient for the payment thereof has been set apart for payment for the fourth consecutive Dividend Period. Notwithstanding the above, nothing in this subparagraph shall prevent the Association from treating an amount consented to by a holder of the Common Stock under the provisions of section 565 of the Internal Revenue Code of 1986, as amended (the “Code”), as a dividend for purposes of the dividends paid deduction under section 561 of the Code.

(d) When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Series A Preferred Shares and the shares of any other series of capital stock of the Association ranking on a parity as to dividends with the Series A Preferred Shares, all dividends declared upon the Series A Preferred Shares and any such other series of capital stock shall be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Shares and such other series of capital stock shall, in all cases, bear to each other the same ratio that full dividends, for the then-current Dividend Period, per share on the Series A Preferred Shares (which shall not include any accumulation in respect of unpaid dividends for prior Dividend Periods) and full dividends, including required or permitted accumulations, if any, on such other series of capital stock bear to each other.

(e) The holder of the Series A Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full dividends, as herein provided, on the Series A Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Shares which may be in arrears.

C. Redemption. (a) With the prior approval of the United States Office of the Comptroller of the Currency (the “OCC”), the Association, at its option, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, at a redemption price equal to the Liquidation Preference per share, plus accrued and unpaid dividends thereon to the date fixed for redemption.

(b) In the event the Association shall redeem any of the Series A Preferred Shares, notice of such redemption shall be given by first-class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to the holder of record of the Series A Preferred Shares, at the holder’s address as the same appears on the stock register of the Association. Each such notice shall state: (i) the redemption date; (ii) the number of Series A Preferred Shares to be redeemed and, if fewer than all the Series A Preferred Shares held by the holder are to be redeemed, the number of such shares to be redeemed from the holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(c) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Association in providing money for the payment of the redemption price), said Series A Preferred Shares shall no longer be deemed to be outstanding, and all rights of the holder thereof as a stockholder of the Association (except the right to receive from the Association the redemption price) shall cease. If such shares are represented by a certificate, upon surrender in accordance with said notices of the a certificate for any Series A Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the Association at the redemption price aforesaid. In case fewer than all the Series A Preferred Shares represented by any such certificate is redeemed, a new certificate shall be issued representing the unredeemed Series A Preferred Shares without cost to the holder thereof.

(d) Any Series A Preferred Shares, which shall at any time have been redeemed, shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

D. Automatic Exchange. (a) Series A Preferred Shares will be issued only in exchange (the “Automatic Exchange”) for shares of 7 3/4% Noncumulative Exchangeable Preferred Stock, Series A, $0.01 par value per share (a “REIT Preferred Share”), of Wells Fargo Realty Corporation II, a Maryland corporation (the “REIT”), upon the terms and conditions set forth in this Section D.

(b) The Automatic Exchange will occur only if the appropriate federal regulatory agency directs in writing (a “Directive”) an exchange of the REIT Preferred Shares for the Series A Preferred Shares because (i) the REIT becomes “undercapitalized” under prompt corrective action regulations, (ii) the REIT is placed into conservatorship or receivership or (iii) the appropriate federal regulatory agency, in its sole discretion, anticipates the REIT becoming “undercapitalized” in the near term (an “Exchange Event”).

(c) Upon an Exchange Event, upon surrender to the Association by the holder of the REIT Preferred Shares of the certificate, if any, representing each share of the REIT Preferred Shares of the holder, the Association shall be unconditionally obligated to issue to the holder in exchange for each such REIT Preferred Share a certificate representing one Series A Preferred Share.

(d) The Automatic Exchange shall occur as of 8:00 a.m., Eastern Time, on the date for such exchange set forth in the Directive, or, if such date is not set forth in the Directive, as of 8:00 a.m., Eastern Time, on the earliest possible date such exchange could occur consistent with the Directive (the “Time of Exchange”). As of the Time of Exchange, the holder of the REIT Preferred Shares shall thereupon and thereafter be deemed to be and shall be for all purposes a holder of Series A Preferred Shares. The Association shall deliver to the holder of REIT Preferred Shares a certificate for Series A Preferred Shares upon surrender of the certificate for the REIT Preferred Shares. Until such replacement stock certificate is delivered (or in the event such replacement certificate is not delivered), any certificate previously representing the REIT Preferred Shares shall be deemed for all purposes to represent Series A Preferred Shares.

(e) In the event the Automatic Exchange occurs, any accrued and unpaid dividends on the REIT Preferred Shares as of the Time of Exchange would be deemed to be accrued and unpaid dividends on the Series A Preferred Shares.

E. Conversion. The holder of Series A Preferred Shares shall not have any rights to convert such shares into shares of any other class or series of capital stock of the Association.

F. Liquidation Rights. (a) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Association, the holder of the Series A Preferred Shares shall be entitled to receive and to be paid out of the assets of the Association available for distribution to its stockholder, before any payment or distribution shall be made on the Common Stock or on any other class of stock ranking junior to the Series A Preferred Shares upon liquidation, the amount of the Liquidation Preference per share, plus the quarterly accrued and unpaid dividend thereon to the date of liquidation.

(b) After the payment to the holder of the Series A Preferred Shares of the full preferential amounts provided for in this Section F, the holder of the Series A Preferred Shares as such shall have no right or claim to any of the remaining assets of the Association.

(c) If, upon any voluntary or involuntary dissolution, liquidation or winding up of the Association, the amounts payable with respect to the Liquidation Preference and any other shares of capital stock of the Association ranking as to any such distribution on a parity with the Series A Preferred Shares are not paid in full, the holder of the Series A Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Association in proportion to the full respective liquidating distributions to which they are entitled.

(d) Neither the sale of all or substantially all the property or business of the Association, nor the merger or consolidation of the Association into or with any other Association, nor the merger or consolidation of any other Association into or with the Association shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of the Association for purposes of this Section F.

(e) Upon the dissolution, liquidation or winding up of the Association, the holder of the Series A Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Association available for distribution to its stockholder all amounts to which the holder is entitled pursuant to paragraph (a) of this Section F before any payment shall be made to the holder of any class of capital stock of the Association ranking junior to the Series A Preferred Shares upon liquidation.

G. Ranking. For purposes of these articles, any stock of any class or classes of the Association shall be deemed to rank:

(a) Prior to the Series A Preferred Shares, either as to dividends or upon liquidation, if the holder of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Association, as the case may be, in preference or priority to the holder of the Series A Preferred Shares;

(b) On a parity with the Series A Preferred Shares, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of the Series A Preferred Shares, if the holder of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Association, as the case may be, without preference or priority, one over the other, as between the holder of such stock and the holder of the Series A Preferred Shares; and

(c) Junior to the Series A Preferred Shares, either as to dividends or upon liquidation, if such class shall be Common Stock or if the holder of the Series A Preferred Shares shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Association, as the case may be, in preference or priority to the holder of shares of such class or classes.

H. Voting Rights. The Series A Preferred Shares shall not have any voting rights, either general or special, unless required by applicable law.

ARTICLE VII - PERPETUAL EXISTENCE

The corporate existence of the Association shall continue until terminated in accordance with the laws of the United States.

ARTICLE VIII - AMENDMENT

These Articles of Association may be amended at any regular or special meeting of the stockholders by the affirmative vote of the holders of a majority of the Capital Stock of the Association, unless the vote of the holders of a greater amount of Capital Stock is required by law, and in that case by the vote of the holders of such greater amount.

EXHIBIT 2

[LOGO]

Comptroller of the Currency

Administrator of National Banks

Washington, D.C. 20219

CERTIFICATE OF CORPORATE EXISTENCE

I, Julie L. Williams, Acting Comptroller of the Currency, do hereby certify that:

1. The Comptroller of the Currency, pursuant to Revised Statutes 324, et seq., as amended, 12 U.S.C. 1, et seq., as amended, has possession, custody and control of all records pertaining to the chartering of all National Banking Associations.

2. “Wells Fargo Bank, National Association,” Sioux Falls, South Dakota, (Charter No. 1741) is a National Banking Association formed under the laws of the United States and is authorized thereunder to transact the business of banking on the date of this Certificate.

IN TESTIMONY WHEREOF, I have hereunto subscribed my
name and caused my seal of office to be affixed to these presents at the Treasury Department in the City of Washington and
District of Columbia, this October 27, 2004.

/s/ Julie L. Williams
Acting Comptroller of the Currency

[SEAL]

EXHIBIT 3

[LOGO]

Comptroller of the Currency

Administrator of National Banks

Washington, D.C. 20219

Certificate of Corporate Existence and Fiduciary Powers

I, John D. Hawke, Jr., Comptroller of the Currency, do hereby certify that:

1. The Comptroller of the Currency, pursuant to Revised Statutes 324, et seq., as amended, 12 U.S.C. 1, et seq., as amended, has possession , custody and control of all records pertaining to the chartering of all National Banking Associations.

2. “Wells Fargo Bank, National Association,” Sioux Falls, South Dakota, (Charter No. 1741) is a National Banking Association formed under the laws of the United States and is authorized thereunder to transact the business of banking and exercise Fiduciary Powers on the date of this Certificate.

IN TESTIMONY WHEREOF, I have hereunto subscribed my
name and caused my seal of office to be affixed to these presents at the Treasury Department in the City of Washington and
District of Columbia, this March 2, 2004.

/s/ John D. Hawke, Jr.
Comptroller of the Currency

[SEAL]

EXHIBIT 4

BY-LAWS

OF

WELLS FARGO BANK, NATIONAL ASSOCIATION

(As amended May 24, 2005)

ARTICLE I

Meetings of Shareholders

Section 1.1 Annual Meeting. The regular annual meeting of the shareholders for the election of directors and the transaction of whatever other business may properly come before the meeting shall be held at the main office of the Association in Sioux Falls, South Dakota, or such other place as the Board of Directors may designate, at 2:00 p.m., on the second Thursday of January in each year. If for any cause the annual meeting of shareholders for the election of directors is not held on the date fixed in this by-law, such meeting may be held at some other time designated by the Board of Directors, notice thereof having been given in accordance with the requirements of 12 U.S.C. §75, and the meeting conducted according to the provisions of these by-laws.

Section 1.2 Special Meetings. Except as otherwise specifically provided by statute, special meetings of shareholders may be called for any purpose at any time by the Board of Directors, the Chairman of the Board, if any, the President, or any one or more shareholders owning in the aggregate not less than twenty-five percent of the then outstanding shares, as provided in Article IV of the Articles of Association.

Section 1.3 Notice of Meetings. A notice of each annual or special shareholders’ meeting, setting forth the time, place, and purpose of the meeting, shall be given, by first-class mail, postage prepaid, to each shareholder of record at least ten days prior to the date on which such meeting is to be held; but any failure to mail such notice of any annual meeting, or any irregularity therein, shall not affect the validity of such annual meeting or of any of the proceedings thereat. Notwithstanding anything in these by-laws to the contrary, a valid shareholders’ meeting may be held without notice whenever notice thereof shall be waived in writing by all shareholders, or whenever all shareholders shall be present or represented at the meeting.

Section 1.4 Quorum. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders for the transaction of business, and may transact any business except such as may, under the provisions of law, the Articles of Association, or these by-laws, require the vote of holders of a greater number of shares. If, however, such majority shall not be present or represented at any meeting of the shareholders, the shareholders entitled to vote thereat, present in person or by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of voting stock shall be present. At any such adjourned meeting at which the requisite amount of voting stock shall be represented, any business may be transacted which might have been transacted at the meeting as originally called.

Section 1.5 Proxies and Voting Rights. At each meeting of the shareholders, each shareholder having the right to vote shall be entitled to vote in person or by proxy appointed by an instrument in writing subscribed by such shareholder, which proxy shall be valid for that meeting or any adjournments thereof, shall be dated, and shall be filed with the records of the meeting. No officer or employee of this Association may act as proxy. Each shareholder shall have one vote for each share of stock having voting power which is registered in his name on the books of the Association. Voting for the election of directors and voting upon any other matter which may be brought before any shareholders’ meeting may, but need not, be by ballot, unless voting by ballot be requested by a shareholder present at the meeting.

Section 1.6 Proceedings and Record. The Chairman of the Board, if any, shall preside at all meetings of the shareholders or, in case of his absence or inability to act, the President or, in case of the absence or inability to act of both of them, any Vice President may preside at any such meeting. The presiding officer shall appoint a person to act as secretary of each shareholders’ meeting; provided, however, that the shareholders may appoint some other person to preside at their meetings or to act as secretary thereof. A record of all business transacted shall be made of each shareholders’ meeting showing, among other things, the names of the shareholders present and the number of shares of stock held by each, the names of the shareholders represented by proxy and the number of shares held by each, the names of the proxies, the number of shares voted on each motion or resolution and the number of shares voted for each candidate for director. This record shall be entered in the minute book of the Association and shall be subscribed by the secretary of the meeting.

Section 1.7 Action Without a Meeting. Any action required or permitted to be taken at a meeting of the shareholders of the Association may be taken without a meeting by written action signed by all of the shareholders entitled to vote on that action.

ARTICLE II

Directors

Section 2.1 Board of Directors. The Board of Directors (hereinafter referred to as the “Board”) shall have power to manage and administer the business and affairs of the Association. Except as expressly limited by law, all corporate powers of the Association shall be vested in and may be exercised by the Board.

Section 2.2 Number and Qualifications. The Board shall consist of not less than five nor more than twenty-five persons, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board or by resolution of the shareholders at any meeting thereof; provided, however, that a majority of the full Board may not increase the number of directors to a number which (i) exceeds by more than two the number of directors last elected by shareholders where such number was fifteen or less; and (ii) exceeds by more than four the number of directors last elected by shareholders where such number was sixteen or more, but in no event shall the number of directors exceed twenty-five.

Each director shall, during the full term of his directorship, be a citizen of the United States. Each director, during the full term of his directorship, shall own a minimum of $1,000 par value of stock of this Association or an equivalent interest, as determined by the Comptroller of the Currency, in any company which has control over this Association within the meaning of Section 2 of the Bank Holding Company Act of 1956, as amended.

Section 2.3 Organization Meeting. A meeting of the newly elected Board shall be held, without notice, immediately following the adjournment of the annual meeting of the shareholders, or at such other time and at such place to which said meeting may be adjourned. No business shall be transacted at any such meeting until a majority of the directors elected shall have taken an oath of office as prescribed by law, and no director elected shall participate in the business transacted at any such meeting of the Board until he shall have taken said oath. If at any such meeting there is not a quorum of the directors present who shall have taken the oath of office, the members present may adjourn the meeting from time to time until a quorum is secured. At such meeting of the newly elected Board, if a quorum is present, the directors may elect officers for the ensuing year and transact any and all business which may be brought before them.

Section 2.4 Regular Meetings. The regular meetings of the Board may be held at such time and place as shall from time to time be determined by the Board. When any regular meeting of the Board falls upon a holiday, the meeting shall be held on the next banking business day.

Section 2.5 Special Meetings. Special meetings of the Board may be called by the Chairman of the Board, the President or the Secretary, and shall be called at the request of one-third or more of the directors.

Section 2.6 Notice of Meetings. Each member of the Board shall be given not less than one day’s notice by telephone, facsimile, letter, electronic mail or in person, stating the time and place of any regular or special meeting; such notice may, but need not, state the purpose of said meeting. Notwithstanding anything in these by-laws to the contrary, a valid directors’ meeting may be held without notice whenever notice thereof shall be waived in writing by all of the directors, or whenever all of the directors are present at the meeting.

Section 2.7 Quorum and Voting. A majority of the directors shall constitute a quorum at all directors’ meetings. Except where the vote of a greater number of directors is required by the Articles of Association, these by-laws or under provisions of law, the vote of a majority of the directors at a meeting at which a quorum is present shall be sufficient to transact business.

Section 2.8 Proceedings and Record. The Chairman of the Board, if such officer shall have been designated by the Board, shall preside at all meetings thereof, and in his absence or inability to act (or if there shall be no Chairman of the Board) the President, and in his absence or inability to act any other director appointed chairman of the meeting pro tempore, shall preside at meetings of the directors. The Secretary, or any other person appointed by the Board, shall act as secretary of the Board and shall keep accurate minutes of all meetings.

Section 2.9 Electronic Communications. A conference among directors by any means of communication through which the directors may simultaneously hear each other during the conference constitutes a Board meeting, if the same notice is given of the conference as would be required for a meeting, and if the number of directors participating in the conference would be sufficient to constitute a quorum at a meeting. A director may participate in a regular or special Board meeting by any means of communication through which the director, other directors so participating and all directors physically present at the meeting may simultaneously hear each other during the meeting. Participation in a meeting by any means referred to in this Section 2.9 constitutes presence in person at the meeting.

Section 2.10 Action Without a Meeting. Any action required or permitted to be taken at a meeting of the Board of the Association may be taken without a meeting by written action signed by all of the directors.

Section 2.11 Vacancies. Any vacancy in the Board may be filled by appointment at any regular or special meeting of the Board by the remaining directors in accordance with the laws of the United States or by action of the shareholders in accordance with Article I of these by-laws. Any director so appointed shall hold his place until the next election.

ARTICLE III

Committees of the Board

Section 3.1 Executive Committee. The Board may appoint annually or more often an Executive Committee consisting of two or more directors. In the event an Executive Committee is appointed, the Executive Committee shall have the power to approve, review, and delegate authority to make loans and otherwise extend credit and to purchase and sell bills, notes, bonds, debentures and other legal investments and to establish and review general loan and investment policies. In addition, when the Board is not in session, the Executive Committee shall have the power to exercise all powers of the Board, except those that cannot legally be delegated by the Board. The Executive Committee shall keep minutes of its meetings, and such minutes shall be submitted at the next regular meeting of the Board at which a quorum is present.

Section 3.2 Trust Committees. The Board shall appoint a Trust Audit Committee which shall, at least once during each calendar year, make suitable audits of the Trust Department or cause suitable audits to be made by auditors responsible only to the Board and at such time shall ascertain and report to the Board whether said Department has been administered in accordance with applicable laws and regulations and sound fiduciary principles. Every report to the Board under this section, together with the action taken thereon, shall be noted in the minutes of the Board. The Board shall from time to time appoint such other committees of such membership and with such powers and duties as it is required to appoint under the provisions of Regulation 9 issued by the Comptroller of the Currency relating to the trust powers of national banks, or any amendments thereto, and may appoint such other committees of such membership and with such powers and duties as the Board may provide and as are permitted by said Regulation 9, or any amendments thereto.

Section 3.3 Other Committees. The Board, by a majority vote of the whole Board, may create from its own members or (to the extent permitted by applicable law) a combination of its own members and/or officers or employees of the Association or such other persons as the Board may designate or solely from persons who are not members of the Board such other committees as the Board may from time to time deem necessary or appropriate, and the Board may designate the name and term of existence of any such committee and prescribe the duties thereof.

Section 3.4 Proceedings and Record. Each committee appointed by the Board may hold regular meetings at such time or times as may be fixed by the Board or by the committee itself. Special meetings of any committee may be called by the chairman or vice chairman or any two members thereof. The Board may, at the time of the appointment of any committee, designate alternate or advisory members, designate its chairman, vice chairman, and secretary, or any one or more thereof, and the committee itself may appoint such of said officers as have not been so designated by the Board if they deem such appointment necessary or advisable. The secretary may but need not be a member of the committee. The Board may at any time prescribe or change the number of members whose presence is required to constitute a quorum at any or all meetings of a committee. The quorum so prescribed need not be a majority of the members of the committee. If no quorum is prescribed by the Board, the presence of a majority of the members of the committee shall be required to constitute a quorum. Each committee shall keep such records of its meetings and proceedings as may be required by law or applicable regulations and may keep such additional records of its meetings and proceedings as it deems necessary or advisable, and each committee may make such rules of procedure for the conduct of its own meetings and the method of discharge of its duties as it deems advisable. Each committee appointed by the Board may appoint subcommittees composed of its own members or other persons and may rely on information furnished to it by such subcommittees or by statistical or other fact-finding departments or employees of this Association, provided that final action shall be taken in each case by the committee. Any action required or permitted to be taken at a meeting of any such committee or subcommittee may be taken without a meeting by written action signed by all of the members of such committee or subcommittee.

ARTICLE IV

Officers and Employees

Section 4.1 Appointment of Officers. The Board shall appoint a President, one or more Vice Presidents and a Secretary and may appoint a Chairman of the Board and such other officers as from time to time may appear to the Board to be required or desirable to transact the business of the Association. Only directors shall be eligible for appointment as President or Chairman of the Board. If a director other than the President is appointed Chairman of the Board, the Board shall designate either of these two officers as the chief executive officer of this Association. Any officer designated by the Director of Human Resources as the head of a business or staff group may appoint officers at the rank of Senior Vice President, Managing Director or below, and any such designated officer may delegate this authority to another officer.

Section 4.2 Tenure of Office. Officers shall hold their respective offices for the current year for which they are appointed unless they resign, become disqualified or are removed. Any officer appointed by the Board may be removed at any time by the affirmative vote of a majority of the full Board or in accordance with authority granted by the Board. Any officer appointed by another officer may be removed at any time by the filing of a written notice by the appointing officer with the Secretary. During the year between its organization meetings, the Board may appoint additional officers and shall promptly fill any vacancy occurring in any office required to be filled.

Section 4.3 Chief Executive Officer. The chief executive officer shall supervise the carrying out of policies adopted or approved by the Board, shall have general executive powers as well as the specific powers conferred by these by-laws, and shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him or her by the Board.

Section 4.4 Secretary. The Secretary shall attend to the giving of all notices required by these by-laws to be given; shall be custodian of the corporate seal, records, documents and papers of the Association; shall provide for the keeping of proper records of all transactions of the Association; shall have and may exercise any and all other powers and duties pertaining by law, regulation or practice, to the office of Secretary, or imposed by these by-laws; and shall also perform such other duties as may be assigned from time to time by the Board.

Section 4.5 General Authority and Duties. Officers shall have the general powers and duties customarily vested in the office of such officers of a corporation and shall also exercise such powers and perform such duties as may be prescribed by the Articles of Association, by these by-laws, or by the laws or regulations governing the conduct of the business of national banking associations, and shall exercise such other powers and perform such other duties not inconsistent with the Articles of Association, these by-laws or laws or regulations as may be conferred upon or assigned to them by the Board or the chief executive officer.

Section 4.6 Employees and Agents. Subject to the authority of the Board, the chief executive officer, or any other officer of the Association authorized by him or by the Board, may appoint or dismiss all or any employees and agents and prescribe their duties and the conditions of their employment, and from time to time fix their compensation.

Section 4.7 Bonds of Officers and Employees. The officers and employees of this Association shall give bond with security to be approved by the Board in such penal sum as the Board shall require, as a condition for the faithful and honest discharge of their respective duties and for the faithful application and accounting of all monies, funds and other property which may come into their possession or may be entrusted to their care or placed in their hands. In the discretion of the Board in lieu of having individual bonds for each officer and employee, there may be substituted for the bonds provided for herein a blanket bond covering all officers and employees providing coverage in such amounts and containing such conditions and stipulations as shall be approved by the chief executive officer of this Association or his delegate but subject to the supervision and control of the Board.

ARTICLE V

Stock and Stock Certificates

Section 5.1 Transfers. Shares of stock shall be transferable only on the books of the Association upon surrender of the certificate for cancellation, and a transfer book shall be kept in which all transfers of stock shall be recorded.

Section 5.2 Stock Certificates. Certificates of stock shall be signed by the Chairman of the Board, if any, the President or a Vice President and the Secretary or any other officer appointed by the Board for that purpose, and shall be sealed with the corporate seal. Each certificate shall recite on its face that the stock represented thereby is transferable only upon the books of the Association properly endorsed, and shall meet the requirements of 12 U.S.C. §52, as amended.

Section 5.3 Dividends. Transfers of stock shall not be suspended preparatory to the declaration of dividends and, unless an agreement to the contrary shall be expressed in the assignments, dividends shall be paid to the shareholders in whose name the stock shall stand at the time of the declaration of the dividends or on such record date as may be fixed by the Board.

Section 5.4 Lost Certificates. In the event of loss or destruction of a certificate of stock, a new certificate may be issued in its place upon proof of such loss or destruction and upon receipt of an acceptable bond or agreement of indemnity as may be required by the Board.

ARTICLE VI

Corporate Seal

Section 6.1 Form. The corporate seal of the Association shall have inscribed thereon the name of the Association.

Section 6.2 Authority to Impress. The Chairman of the Board, if any, the President, the Secretary, any Assistant Secretary or other officer designated by the Board shall have authority to impress or affix the corporate seal to any document requiring such seal, and to attest the same.

ARTICLE VII

Miscellaneous Provisions

Section 7.1 Banking Hours. The days and hours during which this Association shall be open for business shall be fixed from time to time by the Board, the Chairman of the Board, if any, or the President, consistent with national and state laws governing banking and business transactions.

Section 7.2 Execution of Written Instruments. The execution, acknowledgement, verification, delivery or acceptance on behalf of this Association of agreements, instruments, and other documents relating to or affecting the property or business and affairs of this Association, or of this Association when acting in any representative or fiduciary capacity, shall be binding upon this Association if signed on its behalf by (i) any two of the following officers: the Chairman of the Board, if any, the President, any Vice Chairman, any Executive Vice President or any Senior Managing Director or (ii) any one of the foregoing officers signing jointly with any Managing Director or any Senior Vice President. Whenever any other officer or person shall be authorized to execute any agreement, instrument or other document by resolution of the Board of Directors, or by the chief executive officer, or by any officer or committee designated by the chief executive officer, or by any two of the officers identified in the immediately preceding sentence, such execution by such other officer or person shall be equally binding upon this Association.

Section 7.3 Records. The Articles of Association, these by-laws, and any amendments thereto, and the proceedings of all regular and special meetings of the directors and of the shareholders shall be recorded in appropriate minute books provided for the purpose. The minutes of each meeting shall be signed by the person appointed to act as secretary of the meeting.

Section 7.4 Fiscal Year. The fiscal year of the Association shall be the calendar year.

Section 7.5 Corporate Governance Procedures. In accordance with 12 C.F.R. Section 7.2000, to the extent not inconsistent with applicable federal banking statutes or regulations or bank safety and soundness, this Association designates and elects to follow the corporate governance procedures of the Delaware General Corporation Law, as amended from time to time.

Section 7.6 Indemnification. The Association may make or agree to make indemnification payments to an institution-affiliated party, as defined at 12 U.S.C. Section 1813(u), for an administrative proceeding or civil action initiated by any federal banking agency, that are reasonable and consistent with the requirements of 12 U.S.C. Section 1828(k) and its implementing regulations.

The Association may indemnify an institution-affiliated party for damages and expenses, including the advancement of expenses and legal fees, in cases involving an administrative proceeding or civil action not initiated by a federal banking agency, in accordance with the provisions set forth in the Association’s Articles of Association, which provisions are in accordance with the Delaware General Corporation Law, provided such payments are consistent with safe and sound banking practices.

Section 7.7. Ownership Interests in Other Entities. With respect to any corporation, limited liability company, partnership or any other legal entity in which the Bank has or may acquire an ownership interest, the Chairman of the Board, if any, the President, the Chief Financial Officer or the Treasurer, acting alone, or any other officer or officers appointed from time to time by the Board of Directors or the Executive Committee thereof, may (a) personally authorize, sign and deliver on behalf of the Bank or authorize another person to sign and deliver on behalf of the Bank (i) any proxy, written consent, ballot or other similar instrument solicited by the entity from its owners, (ii) any stock power, assignment, bill of sale or other instrument transferring all or any part of the Bank’s ownership of the entity or any agreement, instrument or other document relating thereto, (iii) any purchase of stock or other ownership interest in or contribution to the capital of such entity or any agreement, instrument or other document authorizing or evidencing the same and (iv) any agreement, consent, waiver or other document or instrument sought by the entity or an owner from the owners of the entity and (b) without limiting the generality of the foregoing, personally take, or authorize another person to take, any other action on behalf of the Bank as an owner of such entity.

ARTICLE VIII

By-Laws

Section 8.1 Inspection. A copy of these by-laws, with all amendments thereto, shall at all times be kept in a convenient place at the main office of the Association, and shall be open for inspection to all shareholders during banking hours.

Section 8.2 Amendments. These by-laws may be changed or amended at any regular or special meeting of the Board by a vote of a majority of the full Board or at any regular or special meeting of shareholders by the vote of the holders of a majority of the stock issued and outstanding and entitled to vote thereat.

EXHIBIT 6

November 10, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Gentlemen:

In accordance with Section 321(b) of the Trust Indenture Act of 1939, as amended, the undersigned hereby consents that reports of examination of the undersigned made by Federal, State, Territorial, or District authorities authorized to make such examination may be furnished by such authorities to the Securities and Exchange Commission upon its request therefor.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

/s/ Cory Branden
Cory Branden
Vice President

EXHIBIT 7

Consolidated Report of Condition of

Wells Fargo Bank National Association

of 101 North Phillips Avenue, Sioux Falls, SD 57104

And Foreign and Domestic Subsidiaries,

at the close of business March 31, 2005, filed in accordance with 12 U.S.C. §161 for National Banks.

		Dollar Amounts In Millions
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$13,089
Interest-bearing balances		2,119
Securities:
Held-to-maturity securities		0
Available-for-sale securities		25,486
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices		3,066
Securities purchased under agreements to resell		915
Loans and lease financing receivables:
Loans and leases held for sale		38,833
Loans and leases, net of unearned income	243,507
LESS: Allowance for loan and lease losses	2,367
Loans and leases, net of unearned income and allowance		241,140
Trading Assets		6,010
Premises and fixed assets (including capitalized leases)		3,453
Other real estate owned		130
Investments in unconsolidated subsidiaries and associated companies		321
Customers’ liability to this bank on acceptances outstanding		93
Intangible assets
Goodwill		8,612
Other intangible assets		9,619
Other assets		14,541

Total assets		$367,427

LIABILITIES
Deposits:
In domestic offices		$260,205
Noninterest-bearing	78,724
Interest-bearing	181,481
In foreign offices, Edge and Agreement subsidiaries, and IBFs		19,915
Noninterest-bearing	6
Interest-bearing	19,909
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		11,391
Securities sold under agreements to repurchase		3,347
Trading liabilities		4,996
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)		14,191
Bank’s liability on acceptances executed and outstanding		93
Subordinated notes and debentures		7,606
Other liabilities		12,350

Total liabilities		$334,094

Minority interest in consolidated subsidiaries		52

EQUITY CAPITAL
Perpetual preferred stock and related surplus		0
Common stock		520
Surplus (exclude all surplus related to preferred stock)		24,521
Retained earnings		7,788
Accumulated other comprehensive income		452
Other equity capital components		0

Total equity capital		33,281

Total liabilities, minority interest, and equity capital		$367,427

I, Karen B. Martin, Vice President of the above-named bank do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

Karen B. Martin

Vice President

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

Howard Atkins
Carrie Tolstedt	Directors
Pat Callahan